Exhibit 99.1

The TJX Companies, Inc. Reports Fiscal 2011 Double-Digit EPS Growth over Double-Digit Growth in Prior Year; Announces New Stock Repurchase Program and 27% Planned Increase in Dividend

FRAMINGHAM, Mass.--(BUSINESS WIRE)--February 23, 2011--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the fiscal year and fourth quarter ended January 29, 2011. Net sales for the 52-week fiscal year were $21.9 billion, an 8% increase over last year. Consolidated comparable store sales for the year increased 4% over the prior year’s 6% increase. Income from continuing operations for the 52-week fiscal year was $1.3 billion, and diluted earnings per share from continuing operations were $3.30. A number of items impact the comparability of earnings per share. Excluding these items detailed under “Items Impacting Comparability” (below), adjusted diluted earnings per share from continuing operations for the fiscal year were $3.49, a 23% increase over $2.84 in the prior year.

For the 13-week fourth quarter ended January 29, 2011, net sales were $6.3 billion, a 7% increase over the prior year. Consolidated comparable store sales for the quarter increased 2% over the prior year’s very strong 12% increase. Income from continuing operations was $331 million, and diluted earnings per share from continuing operations were $.83. Excluding the item detailed under “Items Impacting Comparability” (below), adjusted diluted earnings per share from continuing operations for the fourth quarter were $1.05, a 12% increase over $.94 in the prior year.

Carol Meyrowitz, Chief Executive Officer of The TJX Companies, Inc., stated, “I am very proud of our results in 2010 as consolidated comparable store sales increased 4% on top of a 6% increase last year and our bottom line grew substantially over extraordinary growth in the prior year. I am even prouder of our Company's ability to grow our revenues and earnings year after year, through economic downturns and upturns. This speaks to the extraordinary flexibility of our off-price business model and our ability to successfully utilize that flexibility to our advantage. Providing great value to our customers on fabulous brands and fashions is our mission and we focus each day on the best ways of delivering that value. Our comparable store sales increases continue to be driven by customer traffic, which indicates to us that value remains top-of-mind for consumers. We are running our business with lean, fast-turning inventories, which in 2010, again led to even stronger merchandise margins. This, combined with our continued cost reduction initiatives, helped drive large increases in profitability. We see a great deal of further opportunity in all of these areas and others to drive sales and profits in 2011 and beyond.”

Increase in Shareholder Distributions

The Company also announced today its plans to repurchase approximately $1.2 billion of TJX stock during the Fiscal Year ending January 28, 2012. With approximately $600 million remaining at year end under the Company’s existing stock repurchase program, the Company’s Board of Directors approved a new stock repurchase program that authorizes the repurchase of up to an additional $1 billion of TJX common stock from time to time. This new program would represent approximately 5% of the Company’s outstanding shares at current prices. The new stock repurchase program marks the 12th program approved by the Board since 1997. Over this period, the Company has spent $8.7 billion on the repurchase of TJX stock, buying back 421 million shares. In fiscal 2011, the Company spent a total of $1.2 billion to repurchase TJX stock retiring 27.6 million shares. During the fourth quarter, the Company spent a total of $355 million to repurchase TJX stock, retiring 7.9 million shares.

The Company also intends to increase its regular quarterly dividend on its common stock to $.19 per share, effective with the dividend to be declared in April 2011 and payable in June 2011, subject to the approval of the Company’s Board of Directors. This increase would represent a 27% increase in the current per share dividend and mark the 15th consecutive year that the Company has raised the dividend.

Meyrowitz commented, “Our operations generate enormous amounts of cash, and we continue to balance the use of this cash between investments in the growth of our business and distributions to our shareholders. In Fiscal 2012, we plan to increase capital spending to the $800 million to $825 million range to support continued growth in our store count, remodels of existing stores, and investments in our supply chain and infrastructure. Simultaneously, we plan to continue our large share buyback program, with $1.2 billion of repurchases planned for Fiscal 2012, and to significantly increase our dividend. The new stock repurchase authorization, along with the planned dividend increase, underscore our confidence in our ability to continue to deliver significant increases in sales, earnings, and cash flow, and to continue to generate superior financial returns. We remain firmly committed to distributing excess cash to shareholders while investing in the growth of our businesses and maintaining financial flexibility.”

Sales by Business Segment

The Company’s comparable store sales and net sales by division for Fiscal 2011 were as follows:

	Full Year		Full Year
	Comparable Store Sales[1]		Net Sales ($ in millions)[2,3]
	FY2011	FY2010	FY2011	FY2010
In the U.S.:
Marmaxx[4]	+4%	+7%	$14,092	$13,271
HomeGoods	+6%	+9%	$1,958	$1,794
A.J. Wright	+6%	+9%	$888	$780
Outside the U.S.:
TJX Canada	+4%	+2%	$2,510	$2,168
TJX Europe	-3%	+5%	$2,493	$2,275

TJX (as Reported)	+4%	+6%	$21,942	$20,288

[1]Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates.[2] Sales in Canada and Europe were impacted by foreign currency exchange rates. See below.

[3]Figures may not foot due to rounding. [4]Combination of T.J. Maxx and Marshalls.

The Company’s comparable store sales and net sales by division, in the fourth quarter, were as follows:

	Fourth Quarter		Fourth Quarter
	Comparable Store Sales[1]		Net Sales ($ in millions) [2]
	FY2011	FY2010	FY2011	FY2010
In the U.S.:
Marmaxx[3]	+3%	+13%	$4,002	$3,807
HomeGoods	+2%	+16%	$565	$538
A.J. Wright	+18%	+8%	$279	$221
Outside the U.S.:
TJX Canada	+4%	+7%	$707	$637
TJX Europe	-6%	+6%	$778	$740

TJX (as Reported)	+2%	+12%	$6,332	$5,942

[1]Comparable store sales outside the U.S. calculated on a constant currency basis, which removes the effect of changes in currency exchange rates.[2]Figures may not foot due to rounding. [3]Combination of T.J. Maxx and Marshalls.

Impact of Foreign Currency Exchange Rates

Changes in foreign exchange rates affect the translation of sales and earnings of the Company’s international businesses into U.S. dollars for financial reporting purposes. In addition, ordinary course inventory-related hedging instruments are marked to market at the end of each quarter. Changes in currency exchange rates affect the magnitude of these translations and adjustments, and can have a material impact when there is significant volatility in currency exchange rates.

The movement in foreign currency exchange rates had a 1 percentage point favorable impact on consolidated net sales growth for the full Fiscal 2011 year. The movement in foreign currency exchange rates had no impact on consolidated net sales in the Fiscal 2011 fourth quarter period. The impact of foreign currency exchange rates on earnings per share is discussed below under “Items Impacting Comparability.”

A table detailing the impact of foreign currency on TJX pretax earnings and margins, as well as those of its international businesses, is on the Company’s website, www.tjx.com.

Items Impacting Comparability

Certain items that impact the comparability of the full year and fourth quarter to prior year are detailed in the tables below.

	Full Year
	FY2011	FY2010
Reported EPS from continuing operations	$3.30	$2.84
Impact of Intrusion(s) Reserve Adjustment	($.02)	-
Impact of A.J. Wright Store Closings*	$.21	-
Adjusted EPS from continuing operations	$3.49	$2.84
*The impact of the A.J. Wright closing differs in the full year and fourth quarter due to rounding.

On a reported basis, diluted earnings per share from continuing operations for the full year were $3.30, an increase of 16% over $2.84 last year. Excluding the $.21 per share impact from the A.J. Wright segment in the fourth quarter, as well as the $.02 per share benefit from a reduction in the Company’s provision related to the previously announced computer intrusion(s), adjusted diluted EPS from continuing operations were $3.49, a 23% increase over prior year. Foreign currency exchange rates also impacted the comparability of full year earnings per share. The overall net impact of foreign currency exchange rates increased Fiscal 2011 earnings per share by $.02, compared with no impact last year.

	Fourth Quarter
	FY2011	FY2010
Reported EPS from continuing operations	$.83	$.94
Impact of A.J. Wright Store Closings*	$.22	-
Adjusted EPS from continuing operations	$1.05	$.94
*The impact of the A.J. Wright closing differs in the full year and fourth quarter due to rounding.

On a reported basis, diluted earnings per share from continuing operations for the fourth quarter were $.83, a decrease of 12% versus $.94 last year. On an adjusted basis, which excludes the $.22 per share impact from the A.J. Wright segment, fourth quarter diluted earnings per share from continuing operations were $1.05, a 12% increase over the $.94 per share last year. Foreign currency exchange rates did not impact year-over-year comparisons of fourth quarter earnings per share.

The non-recurring costs associated with closing all A.J. Wright stores, distribution centers and home office and the sales, operating expenses and operating losses associated with those closures have a significant effect on the comparability of the Fiscal 2011 fourth quarter and full year to the comparable earlier periods. To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company is providing financial measures that exclude the A.J. Wright segment for the Fiscal 2011 fourth quarter and also exclude the credit to the Company’s provision related to the previously announced computer intrusion(s) in the Fiscal 2011 second quarter from these measures on a reported basis. Throughout this release, the term “reported” refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” refers to non-GAAP financial information adjusted to exclude the impact of the items mentioned above as applicable. Adjusted financial information, along with reconciliations of this information to financial information prepared under GAAP is attached to this release and available in the investor information section of our website, www.tjx.com.

Margins

For the full year Fiscal 2011, the Company’s adjusted consolidated pretax profit margin from continuing operations was 10.6%, up 1.0 percentage point over the prior year. The increase in pretax profit margin was driven primarily by strong merchandise margins, along with selling, general and administrative expense leverage.

The adjusted gross profit margin for Fiscal 2011 was 27.1%, 0.9 percentage points above the prior year. The increase is attributed to both strong merchandise margins, which were up on top of large prior year increases, as well as buying and occupancy leverage. Adjusted selling, general and administrative costs as a percent of sales were 16.3%, a 0.1 percentage point improvement over the prior year.

For the fourth quarter of Fiscal 2011, the Company’s adjusted pretax profit margin from continuing operations was 11.2%, up 0.5 percentage points over the prior year. This increase was driven by improved gross profit margins as well as selling, general and administrative expense leverage.

The adjusted gross profit margin for the fourth quarter was 26.9%, a 0.3 percentage point increase over the prior year. The improvement came from buying and occupancy leverage, while consolidated merchandise margins were flat against very large increases in the prior year.

Adjusted selling, general and administrative costs as a percent of sales were 15.6% in the fourth quarter, an improvement of 0.2 percentage points over the prior year, which was primarily driven by reductions in the Company’s incentive compensation expense.

Inventory

Total inventories as of January 29, 2011, were $2.8 billion, compared with $2.5 billion at the end of the prior fiscal year. Consolidated inventories on a per-store basis, including the warehouses, at January 29, 2011, were up 4% versus being down 10% at the end of the prior fiscal year. The increase in per-store inventories is primarily due to much larger available quantities of end-of-season branded product, of which the Company has taken advantage and which are impacting year-over-year comparisons. The Company enters Fiscal 2012 with very lean inventories and is well positioned to take advantage of plentiful buying opportunities in the marketplace. Furthermore, the Company’s per-store inventory levels are planned to be down again at the end of Fiscal 2012.

Full Year and First Quarter Fiscal 2012 Outlook

For the fiscal year ending January 28, 2012, the Company expects diluted earnings per share, on a reported basis, to be in the range of $3.63 to $3.78, which represents a 10% to 15% increase over the $3.30 in earnings per share from continuing operations in Fiscal 2011. Excluding the A.J. Wright segment in the fourth quarter of Fiscal 2011 and the first quarter of Fiscal 2012, as well as non-recurring costs related to the conversion and grand re-opening of former A.J. Wright stores to T.J. Maxx, Marshalls, and HomeGoods banners in Fiscal 2012 (which will impact the Marmaxx and HomeGoods segments), diluted earnings per share on an adjusted basis for the full year are expected to be in the range of $3.78 to $3.93. This would represent an 8% to 13% increase over the $3.49 in adjusted diluted earnings per share from continuing operations in the prior year. This range is based upon estimated consolidated comparable store sales growth of 1% to 2%.

	Full Year
	FY2012E	FY2011
EPS from continuing operations	$3.63 - $3.78	$3.30
Impact of Intrusion(s) Reserve Adjustment	-	($.02)
Impact of A.J. Wright Store Closings	$.11	$.21
Store Conversion/Grand Re-Openings Costs	$.04	-
Adjusted EPS from continuing operations	$3.78 - $3.93	$3.49

For the first quarter of Fiscal 2012, the Company expects diluted earnings per share on a reported basis to be in the range of $.60 to $.67, which would represent a 16% to 25% decrease over $.80 per share last year. Excluding the A.J. Wright segment in Fiscal 2012, as well as non-recurring costs related to the conversion and grand re-opening of former A.J. Wright stores in Fiscal 2012 (which will impact the Marmaxx and HomeGoods segments), diluted earnings per share on an adjusted basis are expected to be in the range of $.75 to $.82, a 6% decrease to 3% increase versus prior year. This outlook is based upon estimated consolidated comparable store sales in the range of a 1% decrease to a 2% increase. The Company estimates earnings per share growth to be lower in the first quarter than in the full year due to far more challenging year-over-year comparisons in the first quarter, particularly for its European business, as well as the timing of certain expense items. Additionally, for most of the first quarter, the Company will not have the benefit of sales from the 90 converting A.J. Wright stores, which negatively impacts expense leverage in the first quarter.

	First Quarter
	FY2012E	FY2011
EPS from continuing operations	$.60 - $.67	$.80
Impact of A.J. Wright Store Closings	$.11	-
Store Conversion/Grand Re-Openings Costs	$.04	-
Adjusted EPS from continuing operations	$.75 - $.82	$.80

The Company’s earnings guidance for the first quarter and full year Fiscal 2012 assumes that currency exchange rates will remain unchanged from current levels.

More detailed information on the effects of the A.J. Wright consolidation including store closings and costs related to converting and grand re-opening former A.J. Wright stores to other banners on Fiscal 2012 guidance is available in the investor information section of our website, www.tjx.com. Such information includes reconciliations to guidance for financial information in accordance with U.S. GAAP.

Stores by Concept

During the fiscal year ended January 29, 2011, the Company added a total of 116 stores, net of closings, to end the year with 2,859 stores, and increased square footage by 4% over the same period last year.

	Store Locations		Gross Square Feet*
	FY2011		FY2011
			(in millions)
	Beginning	End	Beginning	End
In the U.S.:
T.J. Maxx	890	923	26.4	27.3
Marshalls	813	830	25.7	26.2
HomeGoods	323	336	8.0	8.4
A.J. Wright	150	142	3.8	3.6
TJX Canada:
Winners	211	215	6.1	6.3
HomeSense	79	82	1.9	2.0
TJX Europe:
T.K. Maxx	263	307	8.5	9.8
HomeSense	14	24	0.3	0.5

TJX	2,743	2,859	80.7	84.0
*Square feet figures may not foot due to rounding.

Discontinued Operations

During the fourth quarter of fiscal 2011, TJX recorded an after-tax benefit of $4 million due to discontinued operations related to a reduction to the estimated cost for settling lease related obligations of its discontinued operations. This item increased net income by $.01 per share for the fourth quarter of Fiscal 2011, but due to rounding, had no impact on diluted earnings per share for the full year.

About The TJX Companies, Inc.

The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. As of January 29, 2011, the Company operated 923 T.J. Maxx, 830 Marshalls, 336 HomeGoods, and 142 A.J. Wright stores in the United States, 212 Winners, 82 HomeSense and 3 STYLESENSE stores in Canada, and 307 T.K. Maxx and 24 HomeSense stores in Europe. As of February 13, 2011, all A.J. Wright stores had been closed and 90 are in the process of being converted into other TJX banners. TJX’s press releases and financial information are also available on the Internet at www.tjx.com.

Fiscal Year and Fourth Quarter 2011 Earnings Conference Call

At 11:00 a.m. ET today, Carol Meyrowitz, Chief Executive Officer of TJX, will hold a conference call with stock analysts to discuss the Company’s full year and fourth quarter Fiscal 2011 results, operations and business trends and plans for Fiscal 2012. A real-time webcast of the call will be available at www.tjx.com. A replay of the call will also be available by dialing (866) 367-5577 through Wednesday, March 2, 2011 or at www.tjx.com.

February Fiscal 2012 Sales Recorded Call

Additionally, the Company expects to release its February 2011 sales results on Thursday, March 3, 2011, at approximately 8:15 a.m. ET. Concurrent with that press release, a recorded message with more detailed information regarding TJX’s February sales results, operations and business trends will be available via the Internet at www.tjx.com, or by calling (703) 736-7248 through Thursday, March 10, 2011.

Important Information at Website

Archived versions of the Company’s recorded messages and conference calls are available at the Investor Information section of www.tjx.com after they are no longer available by telephone as well as reconciliations of non-GAAP financial measures to GAAP financial measures, and other financial information. The Company routinely posts information that may be important to investors in the Investor Information section at www.tjx.com. The Company encourages investors to consult that section of its website regularly.

Forward-looking Statement

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release including schedules are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: decisions of the Board of Directors with respect to declaration of dividends, actual stock repurchases, actual results of A.J. Wright consolidation including closings and conversions; global economies and credit and financial markets; foreign currency exchange rates; buying and inventory management; customer trends and preferences; market, geographic and category expansion; quarterly operating results; marketing, advertising and promotional programs; data security; seasonal influences; large size and scale; unseasonable weather; serious disruptions and catastrophic events; competition; personnel recruitment and retention; acquisitions and divestitures; information systems and technology; cash flows; consumer spending; merchandise quality and safety; merchandise importing; international operations; oil prices; compliance with laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings; real estate leasing; market expectations; tax matters and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied in such statements will not be realized.

The TJX Companies, Inc. and Consolidated Subsidiaries Financial Summary (Unaudited) (Dollars In Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010

Net sales	$6,331,726	$5,941,746	$21,942,193	$20,288,444

Cost of sales, including buying and occupancy costs	4,666,173	4,358,602	16,040,461	14,968,429
Selling, general and administrative expenses	1,122,081	938,914	3,710,053	3,328,944
Provision (credit) for Computer Intrusion related costs	-	-	(11,550)	-
Interest expense, net	9,145	10,994	39,137	39,509

Income from continuing operations before provision for income taxes	534,327	633,236	2,164,092	1,951,562
Provision for income taxes	203,524	238,238	824,562	737,990

Income from continuing operations	330,803	394,998	1,339,530	1,213,572

Income from discontinued operations, net of income taxes	3,611	-	3,611	-

Net income	$334,414	$394,998	$1,343,141	$1,213,572

Diluted earnings per share:
Income from continuing operations	$0.83	$0.94	$3.30	$2.84
Net income	$0.84	$0.94	$3.30	$2.84

Cash dividends declared per share	$0.15	$0.12	$0.60	$0.48

Weighted average common shares – diluted (in thousands)	397,580	419,183	406,413	427,619

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Balance Sheets (Unaudited) (In Millions)

	January 29, 2011	January 30, 2010

ASSETS
Current assets:
Cash and cash equivalents	$1,741.8	$1,614.6
Short-term investments	76.3	130.6
Accounts receivable and other current assets	449.8	403.9
Current deferred income taxes, net	66.1	122.5
Merchandise inventories	2,765.5	2,532.3

Total current assets	5,099.5	4,803.9

Property and capital leases, net of depreciation	2,460.9	2,287.1
Other assets	231.5	193.2
Goodwill and tradename, net of amortization	179.9	179.8

TOTAL ASSETS	$7,971.8	$7,464.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,683.9	$1,507.9
Accrued expenses and other current liabilities	1,449.2	1,387.1

Total current liabilities	3,133.1	2,895.0

Other long-term liabilities	722.5	713.0
Non-current deferred income taxes, net	241.9	192.4
Long-term debt	774.4	774.3

Shareholders’ equity	3,099.9	2,889.3

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$7,971.8	$7,464.0

The TJX Companies, Inc. and Consolidated Subsidiaries Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Fifty-Two Weeks Ended
	January 29, 2011	January 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,343.1	$1,213.6
Depreciation and amortization	458.1	435.2
Deferred income tax provision	50.6	53.2
Share-based compensation	58.8	55.1
(Increase) decrease in accounts receivable and other assets	(23.1)	19.3
(Increase) decrease in merchandise inventories	(211.8)	147.8
Increase in accounts payable	163.8	197.5
Increase in accrued expenses and other liabilities	66.1	183.9
Other	70.9	(33.7)

Net cash provided by operating activities	1,976.5	2,271.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Property additions	(707.1)	(429.3)
Purchases of short-term investments	(119.5)	(278.7)
Sales and maturities of short-term investments	180.1	153.3
Other	(1.1)	(5.6)
Net cash (used in) investing activities	(647.6)	(560.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on current portion of long-term debt	-	(393.6)
Payments for repurchase of common stock	(1,193.4)	(944.8)
Proceeds from issuance of long-term debt	-	774.3
Proceeds from sale and issuance of common stock	176.2	169.9
Cash dividends paid	(229.3)	(197.7)
Other	22.6	8.2
Net cash (used in) financing activities	(1,223.9)	(583.7)

Effect of exchange rate changes on cash	22.2	33.2

Net increase in cash and cash equivalents	127.2	1,161.1
Cash and cash equivalents at beginning of period	1,614.6	453.5

Cash and cash equivalents at end of period	$1,741.8	$1,614.6

The TJX Companies, Inc. and Consolidated Subsidiaries Selected Information by Major Business Segment (Unaudited) (In Thousands)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 29, 2011	January 30, 2010	January 29, 2011	January 30, 2010
Net sales:
U.S. segments:
Marmaxx	$4,002,076	$3,806,507	$14,092,159	$13,270,863
HomeGoods	565,404	537,673	1,958,007	1,794,409
A.J. Wright	278,942	220,649	888,364	779,811
International segments:
TJX Canada	706,957	636,664	2,510,201	2,167,912
TJX Europe	778,347	740,253	2,493,462	2,275,449
Total net sales	$6,331,726	$5,941,746	$21,942,193	$20,288,444

Segment profit (loss):
U.S. segments:
Marmaxx	$537,496	$476,677	$1,875,951	$1,588,452
HomeGoods	66,221	57,966	186,535	137,525
A.J. Wright	(140,601)	5,508	(129,986)	12,565
International segments:
TJX Canada	102,064	74,265	351,989	254,974
TJX Europe	26,671	81,166	75,849	163,969
Total segment profit	591,851	695,582	2,360,338	2,157,485

General corporate expenses	48,379	51,352	168,659	166,414
Provision (credit) for Computer Intrusion related costs	-	-	(11,550)	-
Interest expense, net	9,145	10,994	39,137	39,509
Income from continuing operations before provision for income taxes	$534,327	$633,236	$2,164,092	$1,951,562

The TJX Companies, Inc. and Consolidated Subsidiaries
Notes to Consolidated Condensed Statements

  During the third quarter of fiscal 2011, TJX completed a $1 billion stock repurchase program begun in fiscal 2010 and initiated another $1 billion stock repurchase program that had been approved in February 2010. Under the new plan, TJX repurchased 7.9 million shares of its common stock at a cost of $355 million during the fourth quarter of fiscal 2011. Under both plans for the fifty-two weeks ended January 29, 2011, TJX repurchased 27.6 million shares of its common stock at a cost of $1.2 billion. TJX records the repurchase of its stock on a cash basis, and the amounts reflected in the financial statements may vary from the above amounts due to the timing of settlement of repurchases. In February 2011, TJX’s Board of Directors authorized an additional multi-year stock repurchase plan of $1 billion.
  In the fourth quarter of fiscal 2011, TJX announced that it would consolidate its A.J. Wright division by converting the majority of the A.J. Wright stores into T.J. Maxx, Marshalls or HomeGoods stores and by closing the remaining stores, A.J. Wright’s two distribution centers and its home office. Currently TJX plans to convert 90 stores to other banners and close 72 stores. TJX commenced the liquidation process in the fiscal 2011 fourth quarter and 20 stores had been closed as of January 29, 2011. All of the remaining stores ceased operation by February 13, 2011. The operating results of the A.J. Wright segment for the fourth quarter and full year of fiscal 2011 include most of the costs related to the closing of the A.J. Wright business, including asset impairment, remaining lease obligations (net of expected subtenant income), severance and termination benefits, and other closing costs as well as operating losses from store operations to liquidate inventory. Because of the timing of the store closings, the remainder of the closing costs and additional operating losses will be incurred in the first quarter of fiscal 2012. In addition, the first quarter of fiscal 2012 will include costs related to the conversion of the 90 A.J. Wright stores (primarily store payroll and occupancy costs during the approximate eight to twelve week period in which the stores are closed) and the costs related to grand opening events when the stores re-open.
  During the fourth quarter of fiscal 2011 TJX recorded an after-tax benefit of $3.6 million to discontinued operations due to a pre-tax reduction of $6 million in the estimated cost of settling lease related obligations of discontinued operations. The after-tax benefit of $3.6 million increased fiscal 2011 net income by $.01 per share for the fourth quarter but, due to rounding, had no impact on diluted earnings per share for the full year.
  In the second quarter of fiscal 2010, TJX issued $400 million of 4.200% six year notes. TJX used the proceeds of this offering to pay its 7.45% notes due December 15, 2009 at maturity and refinanced substantially all of its C$235 million term credit facility, which was repaid on August 10, 2009.
  In first quarter of fiscal 2010, TJX issued $375 million of 6.950% ten- year notes and shortly thereafter called for the redemption of its zero coupon convertible subordinated notes, originally due in 2021. Virtually all of the subordinated notes were converted into 15.1 million shares of TJX common stock during the second quarter of fiscal 2010. TJX used the proceeds from the notes offering to repurchase TJX common stock under its stock repurchase program.

Appendix

The TJX Companies, Inc.
Reconciliation of Reported results to Non-GAAP measures

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods and expectations for future periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company's performance. The Tables below provide supplemental non-GAAP financial data and corresponding reconciliations to GAAP financial measures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

In Q4 FY11, the Company announced that it would consolidate its A.J. Wright division by converting the majority of the stores to other banners and closing the remaining stores, A.J. Wright's two distribution centers and its home office. Currently TJX plans to convert 90 stores to other banners and close 72 stores. TJX commenced the liquidation process in Q4 FY11 and 20 stores had been closed as of January 29, 2011. All of the remaining stores ceased operation by February 13, 2011. The operating results of the A.J. Wright segment for Q4 FY11 and the full year of FY11 include most of the costs related to the closing of the A.J. Wright business, including asset impairment, remaining lease obligations (net of expected subtenant income), severance and termination benefits and other closing costs as well as operating losses from store operations to liquidate store inventory. Because of the timing of the store closings, the remainder of the closing costs and additional operating losses will be incurred in Q1 FY12.

The following two tables exclude the A.J. Wright segment in Q4 FY11 from each of the reported Q4 FY11 and FY11 GAAP measures detailed below to reflect the impact of the A.J. Wright consolidation. In addition, the FY11 results exclude the Q2 FY11 credit for Computer Intrusion- related costs.

Fourth Quarter of Fiscal 2011 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2011 As Reported		Adjustments	Fiscal 2011 As Adjusted		Fiscal 2010 As Reported
	$'s	% to net sales		$'s	% to net sales	$'s	% to net sales

Net Sales	$6,332		$279	$6,053		$5,942

Cost of sales including buying and occupancy costs	4,666	73.7%	243	4,423	73.1%	4,359	73.4%
Gross Profit Margin		26.3%			26.9%		26.6%

Selling, general and administrative expenses	1,122	17.7%	177	945	15.6%	939	15.8%

Provision (credit) for Computer Intrusion related costs	0		0	0		0

Interest expense, net	9		0	9		11

Income from continuing operations before income taxes	$534	8.4%	($141)	$675	11.2%	$633	10.7%

*figures may not foot due to rounding.

The TJX Companies, Inc.
Reconciliation of Reported results to Non-GAAP measures

Full year Fiscal 2011 - Reconciliation of expense ratios and pre-tax margin

US$ in Millions	Fiscal 2011 As Reported		Adjustments	Fiscal 2011 As Adjusted		Fiscal 2010 As Reported
	$'s	% to net sales		$'s	% to net sales	$'s	% to net sales

Net Sales	$21,942		$279	$21,663		$20,288

Cost of sales including buying and occupancy costs	16,040	73.1%	243	15,798	72.9%	14,968	73.8%
Gross Profit Margin		26.9%			27.1%		26.2%

Selling, general and administrative expenses	3,710	16.9%	177	3,533	16.3%	3,329	16.4%

Provision (credit) for Computer Intrusion related costs	(12)		(12)	0		0

Interest expense, net	39		0	39		40

Income from continuing operations before income taxes	$2,164	9.9%	($129)	$2,293	10.6%	$1,952	9.6%

*figures may not foot due to rounding.

CONTACT:
The TJX Companies, Inc.
Sherry Lang
Senior Vice President
Global Communications
(508) 390-2323